Exhibit 23.3

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Amendment No. 5 to the Registration Statement (Form S-3, No. 333-123017) and related Prospectus of Neurobiological Technologies, Inc. for the registration of $35,000,000 of its common stock and to the incorporation by reference therein of our reports dated September 27, 2005, except for the “Restatement” section of Note 1, Note 2 and Note 10, as to which the date is November 2, 2006, with respect to the consolidated financial statements of Neurobiological Technologies, Inc. for the two years ended June 30, 2005, included in its Annual Report (Form 10-K) for the year ended June 30, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

March 12, 2007